ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3rd QUARTER 2011 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- November 11, 2011 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2011.

EST reported sales for the third quarter of 2011 of $487,161, compared to $587,905 for the same quarter in 2010. Net loss for the third quarter of 2011 was $20,081, or $(0.00) per share, compared with net income of $82,679, or $0.02 per share, for the third quarter of 2010.  For the nine-month period, EST recorded a net loss of $(125,646), or $(0.02) per share on sales of $1,332,765 for the nine month period ended September 30, 2011, compared with a net income of $102,148 or $0.02 per share on sales of $1,615,557 for the same period of 2010.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for the technology.  Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2011	Sept 30 2010	Sept 30 2011	Sept 30 2010
Sales	$487,161	$587,905	$ 1,332,765	$ 1,615,557
Net income (loss) before tax	(30,881)	126,079	(174,346)	146,748
Net Income (loss)	(20,081)	82,679	(125,646)	102,148
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share	$ (0.00)	$ 0.02	$ (0.02)	$ 0.02
Diluted Earnings (Loss) per Share	$ (0.00)	$ 0.02	$ (0.02)	$ 0.02

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2011	December 31 2010
Cash and cash equivalents	$864,077	$ 1,133,720
Total current assets	2,859,137	3,180,771
Property & equipment (net)	60,064	44,255
Total assets	2,999,998	3,278,730
Total current liabilities	71,864	172,128
Long-term debt	-0-	-0-
Stockholders' equity	2,918,934	3,093,602

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM